Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information and to the incorporation by reference of our report dated November 18, 2005 on the financial statements and financial highlights of SunAmerica Equity (comprised of Blue Chip Growth Fund, Growth Opportunities Fund, New Century Fund, Growth and Income Fund, Balanced Assets Fund, International Equity Fund, Value Fund, Biotech/Health Fund, and Tax Managed Equity Fund) as of and for the year ended September 30, 2005 in the Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A No. 33-8021).

ERNST & YOUNG LLP

Houston, Texas

January 18, 2006